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                                                                  EXHIBIT 99.1

[CORAM HEALTHCARE PAGE HEADER]


FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION, CONTACT:
JULY 31, 2000                       KURT DAVIS  303-672-8830


                         CORAM COMPLETES SALE OF RX UNIT

DENVER - JULY 31, 2000 - Coram Healthcare Corporation (OTCBB:CRHE) announced that effective today it has completed the previously announced sale for $41.3 million of its Coram Prescription Services unit, henceforth to be called CuraScript, to a management-led group financed by GTCR Golder Rauner, LLC.

The sale generated approximately $38.0 million in cash after expenses. The cash proceeds are being used to pay the remaining outstanding principal balance under Coram Healthcare's revolving line of credit of $28.5 million, and $9.5 million is being applied to the principal of the Series A notes.

Following the debt payments, the outstanding balance on Coram Healthcare's principal debt instruments -- Series A and Series B notes -- will be approximately $251.0 million.

"CuraScript is a good company and we will continue working with it closely in marketing and supplying certain pharmacy services related to our core infusion business and our employee benefits plan," said Daniel D. Crowley, Chairman, President and Chief Executive Officer of Coram Healthcare. "The sale is part of our strategy to focus on our core infusion services business and to reduce debt."

Mr. Crowley added: "As discussed in recent press releases and SEC filings, we continue to believe that Coram Healthcare needs to take significant steps to permit it to remain compliant with Stark II regulatory requirements beginning January 1, 2001, create a capital structure that will allow the company to operate without an oppressive level of debt and deal with the $158.9 million repayment of the Series A notes due May 26, 2001."

Denver-based Coram Healthcare, through its subsidiaries, is a national leader in providing quality home infusion therapies, and support for clinical trials, medical product development and medical informatics.

Note: Except for historical information, all other statements in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from these forward-looking statements due to important risk factors, including, but not limited to, the Company's lack of profitability; uncertainties associated with the outcomes of certain pending legal proceedings; the Company's significant level of outstanding indebtedness; the Company's need to obtain additional financing or equity; uncertainties associated with the dilution that would occur if the Company's existing debtholders exercise their equity conversion rights; the Company's limited liquidity; and the Company's dependence upon the prices paid by third party payors for the Company's services; and certain other factors. Certain risk factors are described in greater detail in the Company's Form 10-K Annual Report, as amended, Form 10-Q Quarterly Reports, and Form 8-K Current Reports on file with the Securities and Exchange Commission.